Schedule 14A Information

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LEGG MASON ETF INVESTMENT TRUST

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Franklin Templeton One Franklin Parkway San Mateo, CA 94403 tel (800) 632-2301 franklintempleton.com

November 15, 2024

Dear Valued Shareholder:

As a shareholder of Western Asset Total Return ETF (the “Fund”), you should have recently received in the mail or through email important proxy material requesting your vote to approve a proposal regarding the reorganization of the Fund into the Western Asset Bond ETF. This proposal will be presented at the Special Meeting of Shareholders scheduled to to be held on December 13, 2024.

According to our records, we have not yet received your proxy vote. Please review the proxy material and vote your shares on this important proposal. Remember, your vote is important no matter the size of your investment.

You can vote using one of the options below:

•	Online: Visit the website indicated on the enclosed proxy card.

•	Phone: Call (800) 814-8954. You can speak to a representative to place your vote or dial (888) 227-9349 to vote through our automated phone system.

•	Mail: Sign, date and return the enclosed proxy card in the postage-paid envelope provided.

Voting is easy and fast. By casting your proxy vote now, you will ensure that your shares are represented and that we will not need to reach out to you further relating to the proposal. Detailed information about the Special Meeting of Shareholders and the proposal can be found in the proxy statement, or online at: vote.proxyonline.com/franklin/docs

If you have any questions about the proposals, you may contact your financial advisor or EQ Fund Solutions, the Fund’s proxy agent, at (800) 814-8954. Representatives are available 9:00 am to 10:00 pm Eastern Time, Monday through Friday and Saturday from 10:00 am to 6:00 pm Eastern Time.

Sincerely,

Patrick O’Connor

President and Chief Executive Officer

Investment Management

Enclosure